Exhibit 99

For additional information:
Rick Green President & CEO Laura Robertson EVP & CFO
For Immediate Release	(405) 372-2230
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
     July 25, 2011, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market — OKSB, OKSBP), (“Southwest”), today reported a net loss available to common shareholders of $4.0 million, or $0.21 per diluted share for the second quarter of 2011, compared to net income available to common shareholders of $3.4 million, or $0.19 per diluted share for the second quarter of 2010, and $1.4 million, or $0.07 per diluted share for the first quarter of 2011. The net loss available to common shareholders for the six months ended June 30, 2011 was $2.6 million, or $0.13 per diluted share, compared to net income available to common shareholders for the six months ended June 30, 2010 of $6.7 million, or $0.41 per diluted share.
     Second Quarter 2011 Results:
     Rick Green, Southwest Bancorp’s President and Chief Executive Officer, stated, “This was a challenging quarter for Southwest and Stillwater National Bank. We recorded a net loss year-to-date and for the second quarter of 2011, mainly as a result of new appraisals received on collateral dependent commercial real estate loans from states outside of our home markets of Oklahoma, Texas, and Kansas. Those effects were partially offset by our settlement of certain tax matters, described later in this release, as well as our stable net interest margins and expense control.
     “We continue to focus on the resolution of problem assets. Nonperforming assets increased to $190.1 million and 8.66% of noncovered portfolio loans and other real estate from $176.5 million and 7.74% of noncovered portfolio loans and other real estate at March 31, 2011 and from $144.8 million and 6.11% of noncovered portfolio loans and other real estate at December 31, 2010. Our noncovered nonperforming assets were up from year-end, primarily due to an increase in nonperforming loans. The dollar amount of other real estate was up from year-end as well; however, the composition has changed as our resolution process continues. In the first six months of 2011 we placed $104.9 million on nonaccrual, but returned $8.4 million to accrual status, charged-off $35.5 million, wrote down $1.7 million on other real estate, transferred $13.3 million from nonperforming loans to other real estate, and received $3.5 million in resolutions and payments on nonperforming loans and $10.8 million from sales of other real estate. At quarter-end our potential problem loans were $291.2 million, up $58.0 million, or 25%, from year-end, and $49.0 million, or 20%, from June 30, 2010. We believe that levels of nonperforming loans and potential problem loans are likely to fluctuate up and down as the process continues.
     “Our noncovered loans decreased by $173.2 million, or 7%, from year-end and $307.7 million, or 12%, from June 30, 2010. This decrease allowed us to reduce our commercial real estate mortgage and construction concentration to $1.6 billion, or 75%, of noncovered loans at June 30, 2011. Our healthcare credits at quarter-end totaled $670.6 million, or 31%, of noncovered loans, including $407.3 million of healthcare related commercial real estate mortgage and construction loans. Nonperforming healthcare assets at quarter-end were $20.6 million, or 11%, of total nonperforming assets. Approximately 81% of our nonperforming assets are in the more stable markets of Oklahoma, Texas, and Kansas.
     “At June 30, 2011, the allowance for loan losses was 2.53% of noncovered portfolio loans, compared to 2.80% at year-end 2010 and 2.71% at June 30, 2010.

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
     “The economy has not yet recovered, but we continue to be encouraged by the performance of the economies of our principal markets in Oklahoma, Texas, and Kansas and continue to make loans in each of our markets with an emphasis on healthcare lending and carefully controlled real estate collateralized credits.
     “Lending and Credit Reorganization. Earlier this year we made significant organizational changes designed to improve our lending and credit functions. We continue to implement those changes. On July 11, following a thorough executive search process, we announced the Board of Directors’ appointment of John Danielson as Executive Vice President and Chief Banking Officer, and Priscilla Barnes as Executive Vice President and Chief Credit Officer, each reporting to me.
     “As Chief Banking Officer, John is responsible for the lending, deposit, and treasury services of Southwest’s banking subsidiaries, Stillwater National Bank and Bank of Kansas, and for their banking offices in Oklahoma, Texas, and Kansas. John previously served as President of SNB-San Antonio, a division of Stillwater National. He has 25 years of banking industry experience. Before joining Southwest in 2006, John served as a regional banking manager for Compass Bank and Bank of America.
     “As Chief Credit Officer, Priscilla is responsible for credit functions, including lending policy, credit analysis, credit approvals, risk rating accuracy, training, and workouts. She formerly served as interim Chief Credit Officer. Priscilla has over 31 years of banking industry experience and is a former Federal Reserve Bank examiner. She has been with Southwest since 2005.
     “Regulatory Capital. As of June 30, 2011, Southwest exceeded all applicable regulatory capital requirements. Southwest and each of its banking subsidiaries met the criteria for regulatory classification as “well-capitalized”. Southwest’s total regulatory capital was $474.0 million, for a total risk-based capital ratio of 20.20%, and Tier 1 capital was $444.1 million, for a Tier 1 risk-based capital ratio of 18.93%. Southwest’s capital exceeded the minimum to be classified as “well-capitalized” by $239.3 million. Stillwater National Bank, Southwest’s principal banking subsidiary, had total regulatory capital of $393.8 million, for a total risk-based capital ratio of 18.50%, and Tier 1 capital of $351.8 million, for a Tier 1 risk-based capital ratio of 16.53%. Stillwater National Bank exceeded the minimum to be classified as “well-capitalized” by $127.7 million. Designation as a well-capitalized institution under regulations does not constitute a recommendation or endorsement by Federal bank regulators. Stillwater National Bank’s leverage and total risk-based capital ratios also substantially exceeded the individual minimum ratios agreed to with the Comptroller of the Currency of 8.50% and 12.50%.
     “Increased Core Funding Percentage. At June 30, 2011, total core funding, which includes all non-brokered time deposits and sweep repurchase agreements, comprised 90% of total funding, compared to 87% at March 31, 2011 and 86% at December 31, 2010. Wholesale funding, including FHLB borrowings, federal funds purchased, and brokered deposits, accounted for 10% of total funding compared to 13% at March 31, 2011 and 14% at December 31, 2010. Please see Table 6 for details on these non-GAAP financial measures.
     “Future Interest and Dividend Deferrals. In July, we determined to defer future payments of interest on our debentures and dividends on related trust preferred securities and to defer payments of dividends on our Series A Preferred Securities issued under the U.S. Treasury Department’s Capital Purchase Program. The terms of our debentures and trust preferred securities allow us to increase or decrease the deferral period without default or penalty. However, we plan to resume payments of dividends and debenture interest as soon as we achieve sufficient improvement in earnings and asset quality levels. We have taken important steps to help us achieve those goals. For further information, please see “Subsequent Event-Deferral of Interest and Dividend Payments” later in this release.
     Please review the following discussion and the attached financial tables for important additional information regarding our financial condition and performance.”
Financial Overview
     Condition: Total assets were $2.7 billion and total loans were $2.2 billion at June 30, 2011, a decrease of 6% and 7%, respectively, from December 31, 2010.
     At June 30, 2011 the allowance for loan losses was $54.6 million, a decrease of 19% and 16% from June 30, 2010 and December 31, 2010, respectively, and represented 2.53% of noncovered portfolio loans versus 2.71% and 2.80% at June 30, 2010 and December 31, 2010, respectively. The methodology used to determine the appropriate amount of the allowance for loan losses at a particular time includes consideration of risk factors related to Southwest and to our markets including regular assessments of national and local economic conditions and trends. Provisions for loan losses are recorded in the amount necessary to maintain the allowance at the level management deems appropriate.
     Excluding assets subject to loss sharing agreements with the FDIC (“covered assets”), nonperforming assets, consisting of nonaccrual loans, loans past due by 90 days or more and still accruing, and other real estate, were $190.1 million and 8.66% of noncovered portfolio loans and other real estate as of June 30, 2011, up $45.3 million

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
from December 31, 2010. A breakdown of noncovered portfolio loans and noncovered nonperforming assets at June 30, 2011 by type is shown in the following table:

	Noncovered	Noncovered	Percentage of
	portfolio	nonperforming	total noncovered
(dollars in thousands)	loans	assets	nonperforming assets

Real estate construction	$384,924	$73,486	38.65%
Commercial real estate	1,249,560	60,858	32.01
Commercial	404,081	15,224	8.00
Residential real estate mortgages	83,196	1,457	0.77
Other consumer loans	34,335	153	0.08
Other real estate	—	38,956	20.49

Total	$2,156,096	$190,134	100.00%

     Excluding covered loans, nonaccrual loans were $151.1 million as of June 30, 2011, an increase of $44.6 million, or 42%, from December 31, 2010, and an increase of $39.3 million, or 35%, from June 30, 2010. These loans are carried at their estimated collectible amounts and no longer accrue interest. Noncovered loans 90 days or more past due were less than $0.1 million as of June 30, 2011. These loans are deemed to have sufficient collateral and are in the process of collection.
     Impaired loans, which include nonaccrual and restructured loans, are evaluated on an individual basis using the discounted present value of expected cash flows, the fair value of collateral, or the market value of the loan, and a specific allowance is recorded to reflect the appropriate net realizable value. Collateral dependent loans are evaluated for impairment based upon the fair value of the collateral. Charge-offs against the allowance for impaired loans are made when and to the extent amounts are deemed uncollectible. Independent appraisals on real estate collateral securing loans are obtained at origination. New appraisals are obtained periodically and following discovery of factors that may significantly affect the value of the collateral. Appraisals typically are received within 30 days of request. Results of appraisals on nonperforming and potential problem loans are reviewed promptly upon receipt and considered in the determination of the allowance for loan losses. Southwest is not aware of any significant time lapses in the process that have resulted, or would result in, a significant delay in determination of a credit weakness, the identification of a loan as nonperforming, or the measure of an impairment.
     Performing loans that have been restructured to provide a reduction or deferral of interest or principal due to a weakening in the financial position of the borrower were $3.2 million and $2.2 million at June 30, 2011 and December 31, 2010, respectively.
     Excluding covered loans, performing loans considered potential problem loans, which are not included in the past due or nonaccrual categories but for which known information about possible credit problems cause management to be uncertain as to the continued ability of the borrowers to comply with the present loan repayment terms in future periods, amounted to $291.2 million at June 30, 2011, an increase of $58.0 million from December 31, 2010 and $49.0 million from June 30, 2010. Potential problem loans are subject to continuing management attention and are considered by management in determining the level of the allowance for loan losses.
     Year-to-date Results:
     Summary: The net loss available to common shareholders was $2.6 million as of June 30, 2011, compared to net income available to common shareholders of $6.7 million as of June 30, 2010. The $9.3 million decrease in our net income available to common shareholders from 2010 is the result of a $12.9 million increase in the provision for loan losses, a $3.5 million decrease in net interest income, and a $1.3 million decrease in noninterest income, offset in part by a $7.6 million decrease in income tax expense and a $0.8 million decrease in noninterest expense.
     On June 28, 2011, Southwest entered into a settlement agreement with the Oklahoma State Tax Commission (the “Commission”) with respect to certain claims by the Commission. Southwest had previously recorded reserves against these claims. As a result of the settlement agreement, Southwest paid the sum of $4.8 million to the Commission and recorded a gain of $2.6 million, net of tax effect, upon reversal of excess reserves. The year-to-date calculated effective tax rate is 79.93%; however, when the effect of the reversal of the excess tax reserves in the second quarter is excluded, the effective tax rate year-to-date is 43.60%.

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
     Net Interest Income: Net interest income totaled $50.4 million for the first six months of 2011, compared to $53.9 million for the first six months of 2010, a decrease of $3.5 million, or 6%. Year-to-date net interest margin was 3.78%, compared to 3.62% in 2010. Included in 2011 year-to-date net interest income was a net reduction of $0.1 million resulting from interest reversals on nonaccrual loans offset by the year-to-date adjustments of the discount accretion on loans and the loss share receivable. Included in 2010 year-to-date net interest income was $0.8 million of net recoveries from the resolution of nonperforming loans, additional discount accretion on loans and loss share receivable, offset in part by interest reversals on nonaccrual loans. The net effects of these adjustments on net interest margin were a 1 basis point decrease and a 5 basis point increase, respectively.
     Provision for Loan Losses and Net Charge Offs: The provision for loan losses totaled $29.2 million for the first six months of 2011, compared to $16.3 million for the first six months of 2010. Net charge-offs totaled $39.8 million, or 3.49% (annualized) of average portfolio loans year-to-date as of June 30, 2011, compared to $11.7 million, or 0.91% (annualized) of average portfolio loans for the same period in the prior year.
     A significant reason for the increase in the year-to-date provision was an unanticipated decline in collateral value of collateral dependent commercial real estate loans in markets other than our primary markets of Oklahoma, Texas, and Kansas. As of June 30, 2011, eleven relationships accounted for $32.5 million in charge-offs, of which $20.6 million were on four out of market relationships. At June 30, 2011, total out of market commercial real estate and construction loans was $158.4 million, of which $75.9 million were internally rated substandard or doubtful.
     Noninterest Income: Noninterest income totaled $6.9 million for the first six months of 2011, compared to $8.1 million for the first six months of 2010. The decrease in noninterest income was primarily the result of a $0.8 million decline in gain on sale of loans, mainly from declined student loan sales, and a $0.3 million decline in other noninterest income.
     Noninterest Expense: Noninterest expense totaled $30.6 million for the first six months of 2011, compared to $31.4 million for the first six months of 2010. The decrease consists of a $2.4 million decrease in other general and administrative expense, primarily from the settlement of Oklahoma state tax claims for less than the amount accrued, a $0.9 million decrease in FDIC and other insurance expense, and a $0.7 million decrease in personnel expense, primarily as a result of a decrease in the profit sharing contribution, offset in part by a $2.3 million increase in other real estate expense and a $1.1 million increase in provision for unfunded loan commitments.
     Second Quarter Results:
     Summary: For the second quarter of 2011, Southwest incurred a net loss available to common shareholders of $4.0 million, compared to net income available to common shareholders of $3.4 million in the second quarter of 2010 and $1.4 million in the first quarter of 2011. The decrease from the second quarter of 2010 was the result of a $12.4 million increase in the provision for loan losses, a $2.1 million decrease in net interest income, and a $0.4 million decrease in noninterest income, offset in part by a $6.3 million decrease in income taxes and a $1.2 million decrease in noninterest expense. The decrease from the first quarter of 2011 was the result of an $11.1 million increase in the provision for loan losses and a $0.4 million decrease in net interest income, offset in part by a $5.1 million decrease in income taxes, a $0.6 million decrease in noninterest expense, and a $0.4 million increase in noninterest income.
     For the second quarter of 2011, the calculated effective tax rate is 54.53%; however, when the reversal of the excess tax reserves is excluded, the effective tax rate for the second quarter is 41.46%.
     Net Interest Income: Net interest income totaled $25.0 million for the second quarter of 2011, compared to $27.1 million for the second quarter of 2010, a decrease of $2.1 million, or 8%, and $25.4 million for the first quarter of 2011, a decrease of $0.4 million, or 2%. Net interest margin was 3.79% for the second quarter of 2011, compared to 3.65% for the second quarter of 2010 and 3.78% for the first quarter of 2011. Included in the second quarter of 2011 net interest margin was a net reduction of $0.2 million resulting from interest reversal on nonaccrual loans offset by the quarterly adjustment of the discount accretion on loans and the loss share receivable. Included in the second quarter 2010 net interest margin was a net recovery of $0.5 million from the quarterly adjustment of the discount accretion on loans and loss share receivable. Included in the first quarter of 2011 net interest margin was a net recovery of $0.1 million from the quarterly adjustment of the discount accretion on loans and the loss share receivable offset by interest reversals on nonaccrual loans. The net effects of these adjustments on net interest

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
margin were a 3 basis point decrease, a 6 basis point increase, and a 1 basis point increase for each quarter, respectively.
     Provision for Loan Losses and Net Charge-Offs: The provision for loan losses totaled $20.1 million for the second quarter of 2011, compared to $7.8 million for the second quarter of 2010 and $9.1 million for the first quarter of 2011. Net charge-offs totaled $26.9 million, or 4.76% (annualized) of average portfolio loans for the second quarter of 2011, compared to $5.9 million, or 0.92% (annualized) of average portfolio loans for the second quarter of 2010 and $13.0 million, or 2.25% (annualized) of average portfolio loans for the first quarter of 2011.
     A significant reason for the increased provision for the second quarter was an unanticipated decline in collateral value of collateral dependent commercial real estate loans in markets other than our primary markets of Oklahoma, Texas, and Kansas. For the second quarter of 2011, eight relationships accounted for $23.0 million in charge-offs, of which $13.6 million were on three out of market relationships.
     Noninterest Income: Noninterest income totaled $3.6 million for the second quarter of 2011, compared to $4.0 million for the second quarter of 2010 and $3.2 million for the first quarter of 2011. The decrease in noninterest income from the second quarter of 2010 was primarily the result of a $0.4 million decrease in other noninterest income. The increase from the first quarter of 2011 was primarily the result of a $0.4 million increase in service charges and fees.
     Noninterest Expense: Noninterest expense totaled $15.0 million for the second quarter of 2011, compared to $16.1 million for the second quarter of 2010 and $15.6 million for the first quarter of 2011. The decrease from second quarter 2010 consisted of a $2.4 million decrease in other general and administrative expense, primarily from the settlement of Oklahoma state tax claims for less than the amount accrued, a $0.7 million decrease in personnel expense, primarily as a result of a decrease in the profit sharing contribution, and a $0.6 million decrease in FDIC and other insurance expense, offset in part by a $2.0 million increase in other real estate expense and a $0.6 million increase in provision for unfunded loan commitments. The decrease from first quarter 2011 consisted of a $2.0 million decrease in other general and administrative expense, a $0.5 million decrease in personnel expense, and a $0.3 million decrease in FDIC and other insurance expense, offset in part by a $2.2 million increase in other real estate expense.
Southwest Bancorp and Subsidiaries
     Southwest is the bank holding company for Stillwater National Bank and Trust Company (“Stillwater National”) and Bank of Kansas. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At June 30, 2011 we had total assets of $2.7 billion, deposits of $2.1 billion, and shareholders’ equity of $376.9 million.
     Our area of expertise focuses on the special financial needs of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. We established a strategic focus on healthcare lending in 1974. We provide credit and other services, such as deposits, cash management, and document imaging for physicians and other healthcare practitioners to start or develop their practices and finance the development and purchase of medical offices, clinics, surgical care centers, hospitals, and similar facilities. As of June 30, 2011, approximately $670.6 million, or 31%, of our noncovered loans were loans to individuals and businesses in the healthcare industry.
     We also focus on commercial real estate mortgage and construction credits. We do not focus on one-to-four family residential development loans or “spec” residential property credits. Additionally, subprime residential lending has never been a part of our business strategy, and our exposure to subprime mortgage loans and subprime lenders is minimal. One-to-four family mortgages account for less than 5% of total noncovered loans. As of June 30, 2011 approximately $1.6 billion, or 75%, of our noncovered loans were commercial real estate mortgage and construction loans, including $407.3 million of loans to individuals and businesses in the healthcare industry.
     We operate six offices in Texas, eleven offices in Oklahoma, and eight offices in Kansas. At June 30, 2011 our Texas segment accounted for $911.1 million, or 41% of total portfolio loans, followed by $834.2 million, or 38%, from our Oklahoma segment, $260.4 million, or 12%, from our Kansas segment, and $196.5 million, or 9%, from our other states segment.
     Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest’s public trust preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.
Subsequent Event-Deferral of Interest and Dividend Payments
     In July 2011, Southwest Bancorp, Inc. (“Southwest”) determined to suspend payments of interest on its three issues of outstanding debentures effective August 1, 2010, and dividends on the related trust preferred securities.
     The terms of the debentures allow Southwest to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. These terms also allow Southwest to resume payments at the end of any deferral period, or to extend the deferral up to the maximum 20 quarters in total. No deferral can extend past the maturity date of the debenture.
     We plan to resume payments of dividends and debenture interest as soon as we achieve sufficient improvement in earnings and asset quality levels. We are taking important steps to help us achieve those goals. These include:
• Capital Levels. Capital levels for Southwest and each of its bank subsidiaries well exceed all applicable capital standards. We increased and maintained our capital ratios by (a) sale of capital securities, including public securities offerings in mid-2008 and 2010, and the sale of preferred securities to the Treasury Department in late 2008, (b) net quarterly earnings, and (c) intentional reduction of our loan portfolio.
• Earnings. We had a net loss this quarter and year-to-date, but this follows a long-record of successive quarterly earnings. Our interest margins and net interest income are solid, and we remain one of the most efficient banking organizations in terms of operating expense control.
• Asset Quality. Our problem assets and potential problem assets are too high. The keys to improvement in our net income are improvement in asset quality and reduction in loan loss provision expense. To that end this year we have (a) substantially reorganized our lending and credit functions to increase their independence and improve oversight; (b) installed a new Chief Credit Officer in the second quarter reporting directly to the CEO with authority over the entire credit and work-out functions; (c) began staffing up credit and work-out areas with experienced bankers; (d) increased our emphasis on timely and accurate loan grading and consistency among our third party loan review firm, our internal credit function, and federal regulators’ grading guidelines; and (e) begun a special review of larger problem credits.
     Interest will continue to accrue on the debentures, and dividends will continue to accrue on the related trust preferred securities while we work toward resuming payments.
     Southwest’s trust preferred securities were issued by the following subsidiary trusts: Southwest Capital Trust II, which trades on the NASDAQ Global Select Market under the symbol “OKSBP”; OKSB Statutory Trust I; and SBI Capital Trust II. At June 30, 2011, $82.0 million of debentures were outstanding.
     In addition, Southwest has determined to defer payment of dividends on its Series A Preferred Securities issued under the U.S. Treasury Departments Capital Purchase Program, effective for the next dividend payment, due August 15, 2011. Dividends on the Preferred Securities may not be paid while interest on Southwest’s debentures has been deferred, but will continue to accrue. At June 30, 2011, $70.00 million of Preferred Securities were outstanding.
     The deferrals of interest and dividends are intended to preserve liquidity at the holding company level, which may be used to inject funds in its bank subsidiaries or for other corporate purposes. Because the interest on the debentures, the dividends on the related trust preferred securities, and the dividends on the Preferred Securities will continue to accrue, these deferrals are not expected to have any significant effect on the net income or net income available to common shareholders of Southwest. During the year ended December 31, 2010, total interest expense on the debentures, which is deductible for income tax purposes, totaled $5.1 million, and dividends on the Preferred Securities, which are not deductible for income tax purposes, totaled $3.5 million.

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
Forward-Looking Statements
     This earnings release includes forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and interest rate risk; estimates of value of acquired assets, deposits, and other liabilities; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties, because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws and regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate our future results.
     Southwest is required under generally accepted accounting principles to evaluate subsequent events and their impact, if any, on its financial statements as of June 30, 2011 through the date its financial statements are filed with the Securities and Exchange Commission. The June 30, 2011 financial statements included in this release will be adjusted if necessary to properly reflect the impact of subsequent events on estimates used to prepare those statements.

NASDAQ: OKSB
OKSBP
Southwest Bancorp Inc. Reports Second Quarter 2011 Results
Future Interest and Dividend Deferrals
Financial Tables

Unaudited Financial Highlights	Table 1
Unaudited Consolidated Statements of Financial Condition	Table 2
Unaudited Consolidated Statements of Operations	Table 3
Unaudited Average Balances, Yields, and Rates-Quarterly	Table 4
Unaudited Average Balances, Yields, and Rates-Year-to-Date	Table 5
Unaudited Quarterly Summary Financial Data	Table 6
Unaudited Quarterly Supplemental Analytical Data	Table 7

SOUTHWEST BANCORP, INC.	Table 1
UNAUDITED FINANCIAL HIGHLIGHTS

	Second Quarter			First Quarter
(Dollars in thousands, except per share)			%		%
QUARTERLY HIGHLIGHTS	2011	2010	Change	2011	Change

Operations
Net interest income	$24,985	$27,108	(8)%	$25,421	(2)%
Provision for loan losses	20,140	7,776	159	9,050	123
Noninterest income	3,604	3,962	(9)	3,249	11
Noninterest expense	14,980	16,146	(7)	15,625	(4)
Income (loss) before taxes	(6,531)	7,148	(191)	3,995	(263)
Taxes on income	(3,561)	2,737	(230)	1,534	(332)
Net income (loss)	(2,970)	4,411	(167)	2,461	(221)
Net income (loss) available to common shareholders	(4,027)	3,366	(220)	1,408	(386)
Diluted earnings per share	(0.21)	0.19	(211)	0.07	(400)
Balance Sheet
Total assets	2,660,495	3,010,835	(12)	2,779,028	(4)
Loans held for sale	37,204	25,615	45	37,348	(0)
Noncovered portfolio loans	2,156,096	2,475,348	(13)	2,241,080	(4)
Covered portfolio loans	46,153	68,006	(32)	49,117	(6)
Total deposits	2,094,236	2,444,939	(14)	2,218,571	(6)
Total shareholders’ equity	376,930	375,319	—	379,350	(1)
Book value per common share	15.89	15.88	—	16.02	(1)
Key Ratios
Net interest margin	3.79%	3.65%		3.78%
Efficiency ratio	52.40	51.97		54.50
Total capital to risk-weighted assets	20.20	17.78		19.77
Nonperforming loans to portfolio loans — noncovered	7.01	4.53		6.04
Shareholders’ equity to total assets	14.17	12.47		13.65
Tangible common equity to tangible assets*	11.38	10.02		10.99
Return on average assets (annualized)	(0.43)	0.58		0.35
Return on average common equity (annualized)	(5.11)	4.64		1.81
Return on average tangible common equity (annualized)**	(5.22)	4.75		1.85

	Six Months
			%
YEAR-TO-DATE HIGHLIGHTS	2011	2010	Change

Operations
Net interest income	$50,406	$53,909	(6)%
Provision for loan losses	29,190	16,307	79
Noninterest income	6,853	8,140	(16)
Noninterest expense	30,605	31,404	(3)
Income (loss) before taxes	(2,536)	14,338	(118)
Taxes on income	(2,027)	5,555	(136)
Net income (loss)	(509)	8,783	(106)
Net income (loss) available to common shareholders	(2,619)	6,695	(139)
Diluted earnings per share	(0.13)	0.41	(132)
Balance Sheet
Total assets	2,660,495	3,010,835	(12)
Loans held for sale	37,204	25,615	45
Noncovered portfolio loans	2,156,096	2,475,348	(13)
Covered portfolio loans	46,153	68,006	(32)
Total deposits	2,094,236	2,444,939	(14)
Total shareholders’ equity	376,930	375,319	—
Book value per common share	15.89	15.88	—
Key Ratios
Net interest margin	3.78%	3.62%
Efficiency ratio (GAAP-based)	53.45	50.61
Total capital to risk-weighted assets	20.20	17.78
Nonperforming loans to portfolio loans — noncovered	7.01	4.53
Shareholders’ equity to total assets	14.17	12.47
Tangible common equity to tangible assets*	11.38	10.02
Return on average assets	(0.04)	0.58
Return on average common equity	(1.67)	5.00
Return on average tangible common equity**	(1.71)	5.13

Balance sheet amounts and ratios are as of period end unless otherwise noted.

*	This is a Non-GAAP financial measure. Please see Table 7 for a reconciliation to the most directly comparable GAAP based measure.

**	This is a Non-GAAP financial measure.

Please see accompanying tables for additional financial information.

SOUTHWEST BANCORP, INC.	Table 2
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	December 31,	June 30,
(Dollars in thousands, except per share)	2011	2010	2010

Assets
Cash and due from banks	$26,368	$26,478	$23,442
Interest-bearing deposits	41,733	41,018	101,848

Cash and cash equivalents	68,101	67,496	125,290
Securities held to maturity (fair values of $15,461, $14,029, $6,731, respectively)	15,419	14,304	6,670
Securities available for sale (amortized cost of $248,004, $246,649, $232,097, respectively)	252,734	248,221	240,438
Loans held for sale	37,204	35,194	25,615
Noncovered loans receivable	2,156,096	2,331,293	2,475,348
Less: Allowance for loan losses	(54,575)	(65,229)	(67,055)

Net noncovered loans receivable	2,101,521	2,266,064	2,408,293
Covered loans receivable (includes loss share: $12,101, $14,370, and $18,663, respectively)	46,153	53,628	68,006

Net loans receivable	2,147,674	2,319,692	2,476,299
Accrued interest receivable	7,973	8,590	9,589
Income tax receivable	11,393	—	—
Premises and equipment, net	23,158	23,772	25,560
Noncovered other real estate	38,956	37,722	27,634
Covered other real estate	3,806	4,187	4,352
Goodwill	6,811	6,811	6,811
Other intangible assets, net	5,069	5,371	5,424
Other assets	42,197	49,181	57,153

Total assets	$2,660,495	$2,820,541	$3,010,835

Liabilities
Deposits:
Noninterest-bearing demand	$389,027	$377,182	$326,721
Interest-bearing demand	124,346	92,584	102,218
Money market accounts	465,269	495,253	510,549
Savings accounts	29,586	26,665	25,321
Time deposits of $100,000 or more	570,116	694,565	861,110
Other time deposits	515,892	566,479	619,020

Total deposits	2,094,236	2,252,728	2,444,939
Accrued interest payable	1,574	1,577	2,567
Income tax payable	—	2,878	4,053
Other liabilities	9,110	8,981	8,958
Other borrowings	96,682	94,602	93,036
Subordinated debentures	81,963	81,963	81,963

Total liabilities	2,283,565	2,442,729	2,635,516

Shareholders’ equity
Serial preferred stock; 2,000,000 shares authorized; 70,000 shares issued and outstanding	68,084	67,724	67,375
Common stock — $1 par value; 40,000,000 shares authorized; 19,439,167, 19,421,900, 19,388,797 shares issued and outstanding, respectively	19,439	19,422	19,389
Additional paid-in capital	99,005	98,894	98,712
Retained earnings	188,174	190,793	184,710
Accumulated other comprehensive income	2,228	979	5,133

Total shareholders’ equity	376,930	377,812	375,319

Total liabilities and shareholders’ equity	$2,660,495	$2,820,541	$3,010,835

SOUTHWEST BANCORP, INC.	Table 3
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months		For the six months
	ended June 30,		ended June 30,

(Dollars in thousands, except per share)	2011	2010	2011	2010

Interest income
Loans	$29,478	$33,891	$60,017	$68,263
Investment securities	1,864	2,175	3,610	4,345
Other interest-earning assets	130	213	270	430

Total interest income	31,472	36,279	63,897	73,038

Interest expense
Interest-bearing deposits	4,531	7,371	9,664	15,545
Other borrowings	494	524	991	1,041
Subordinated debentures	1,462	1,276	2,836	2,543

Total interest expense	6,487	9,171	13,491	19,129

Net interest income	24,985	27,108	50,406	53,909

Provision for loan losses	20,140	7,776	29,190	16,307

Net interest income after provision for loan losses	4,845	19,332	21,216	37,602

Noninterest income
Service charges and fees	3,231	3,170	6,109	6,266
Gain on sales of loans	401	416	595	1,401
Gain on investment securities	—	34	—	41
Other noninterest income (loss)	(28)	342	149	432

Total noninterest income	3,604	3,962	6,853	8,140

Noninterest expense
Salaries and employee benefits	6,974	7,637	14,489	15,217
Occupancy	2,703	2,836	5,507	5,619
FDIC and other insurance	937	1,521	2,180	3,108
Other real estate, net	2,602	629	3,038	735
General and administrative	1,764	3,523	5,391	6,725

Total noninterest expense	14,980	16,146	30,605	31,404

Income (loss) before taxes	(6,531)	7,148	(2,536)	14,338
Taxes on income	(3,561)	2,737	(2,027)	5,555

Net income (loss)	$(2,970)	$4,411	$(509)	$8,783

Net income (loss) available to common shareholders	$(4,027)	$3,366	$(2,619)	$6,695

Basic earnings per common share	$(0.21)	$0.19	$(0.13)	$0.41
Diluted earnings per common share	(0.21)	0.19	(0.13)	0.41
Common dividends declared per share	—	—	—	—

SOUTHWEST BANCORP, INC.	Table 4
UNAUDITED AVERAGE BALANCES, YIELDS, AND RATES — QUARTERLY

	For the three months ended June 30,
	2011			2010
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Noncovered loans	$2,250,678	$28,551	5.14%	$2,534,565	$32,610	5.22%
Covered loans	47,427	927	7.93	72,121	1,281	7.20
Investment securities	266,344	1,864	2.81	239,712	2,175	3.64
Other interest-earning assets	82,898	130	0.63	129,188	213	0.66

Total interest-earning assets	2,647,347	31,472	4.77	2,975,586	36,279	4.89
Other assets	99,803			67,454

Total assets	$2,747,150			$3,043,040

Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$112,942	$103	0.37%	$107,693	$140	0.52%
Money market accounts	490,559	582	0.48	505,863	1,037	0.82
Savings accounts	29,154	10	0.14	25,615	16	0.25
Time deposits	1,165,606	3,836	1.32	1,527,074	6,178	1.62

Total interest-bearing deposits	1,798,261	4,531	1.01	2,166,245	7,371	1.36
Other borrowings	87,991	494	2.25	97,909	524	2.15
Subordinated debentures	81,963	1,462	7.13	81,963	1,276	6.23

Total interest-bearing liabilities	1,968,215	6,487	1.32	2,346,117	9,171	1.57

Noninterest-bearing demand deposits	369,700			321,651
Other liabilities	25,066			16,921
Shareholders’ equity	384,169			358,351

Total liabilities and shareholders’ equity	$2,747,150			$3,043,040

Net interest income and spread		$24,985	3.45%		$27,108	3.32%

Net interest margin (1)			3.79%			3.65%

Average interest-earning assets to average interest-bearing liabilities	134.50%			126.83%

(1)	Net interest margin = annualized net interest income / average interest-earning assets

SOUTHWEST BANCORP, INC.	Table 5
UNAUDITED AVERAGE BALANCES, YIELDS, AND RATES — YEAR-TO-DATE

	For the six months ended June 30,
	2011			2010
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Noncovered loans	$2,288,570	$58,206	5.16%	$2,560,937	$65,591	5.19%
Covered loans	49,449	1,811	7.43	77,055	2,672	7.03
Investment securities	261,391	3,610	2.79	240,489	4,345	3.64
Other interest-earning assets	87,770	270	0.62	122,319	430	0.71

Total interest-earning assets	2,687,180	63,897	4.80	3,000,800	73,038	4.91
Other assets	95,825			73,314

Total assets	$2,783,005			$3,074,114

Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$112,693	$227	0.41%	$107,602	$272	0.51%
Money market accounts	490,931	1,259	0.52	505,178	2,050	0.82
Savings accounts	28,451	26	0.18	25,622	32	0.25
Time deposits	1,206,650	8,152	1.36	1,588,142	13,191	1.67

Total interest-bearing deposits	1,838,725	9,664	1.06	2,226,544	15,545	1.41
Other borrowings	89,088	991	2.24	97,604	1,041	2.15
Subordinated debentures	81,963	2,836	6.92	81,963	2,543	6.21

Total interest-bearing liabilities	2,009,776	13,491	1.35	2,406,111	19,129	1.60

Noninterest-bearing demand deposits	367,444			312,717
Other liabilities	22,445			17,971
Shareholders’ equity	383,340			337,315

Total liabilities and shareholders’ equity	$2,783,005			$3,074,114

Net interest income and spread		$50,406	3.45%		$53,909	3.31%

Net interest margin (1)			3.78%			3.62%

Average interest-earning assets to average interest-bearing liabilities	133.71%			124.72%

(1)	Net interest margin = annualized net interest income / average interest-earning assets

SOUTHWEST BANCORP, INC. UNAUDITED QUARTERLY SUMMARY FINANCIAL DATA	Table 6

	2011		2010
(Dollars in thousands, except per share)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

OPERATIONS
Interest income:
Loans	$29,478	$30,539	$32,831	$32,824	$33,891	$34,372
Investment securities	1,864	1,746	1,724	2,079	2,175	2,170
Other interest-earning assets	130	140	131	180	213	217

Total interest income	31,472	32,425	34,686	35,083	36,279	36,759
Interest expense:
Interest bearing demand deposits	103	124	85	111	140	132
Money market accounts	582	677	885	976	1,037	1,013
Savings accounts	10	16	17	15	16	16
Time deposits of $100,000 or more	2,077	2,349	2,703	3,128	3,517	4,024
Other time deposits	1,759	1,967	2,230	2,572	2,661	2,989

Total interest-bearing deposits	4,531	5,133	5,920	6,802	7,371	8,174
Other borrowings	494	497	514	524	524	517
Subordinated debentures	1,462	1,374	1,282	1,305	1,276	1,267

Total interest expense	6,487	7,004	7,716	8,631	9,171	9,958

Net interest income	24,985	25,421	26,970	26,452	27,108	26,801
Provision for loan losses	20,140	9,050	7,265	11,988	7,776	8,531
Noninterest income:
Service charges and fees	3,231	2,878	3,144	2,994	3,170	3,096
Gain on sales of loans	401	194	682	653	416	985
Gain on investment securities	—	—	15	2,605	34	7
Other noninterest income (loss)	(28)	177	248	83	342	90

Total noninterest income	3,604	3,249	4,089	6,335	3,962	4,178
Noninterest expense:
Salaries and employee benefits	6,974	7,515	7,516	7,183	7,637	7,580
Occupancy	2,703	2,804	2,717	2,835	2,836	2,783
FDIC and other insurance	937	1,243	1,333	1,347	1,521	1,587
Other real estate, net	2,602	436	1,255	228	629	106
Provision for unfunded loan commitments	128	(55)	(332)	(294)	(512)	(465)
Other general and administrative	1,636	3,682	4,322	4,119	4,035	3,667

Total noninterest expense	14,980	15,625	16,811	15,418	16,146	15,258

Income (loss) before taxes	(6,531)	3,995	6,983	5,381	7,148	7,190
Taxes on income	(3,561)	1,534	2,675	1,508	2,737	2,818

Net income (loss)	$(2,970)	$2,461	$4,308	$3,873	$4,411	$4,372

Net income (loss) available to common shareholders	(4,027)	$1,408	$3,257	$2,825	$3,366	$3,329

PER SHARE DATA
Basic earnings per common share	$(0.21)	$0.07	$0.17	$0.15	$0.19	$0.23
Diluted earnings per common share	(0.21)	0.07	0.17	0.15	0.19	0.23
Book value per common share	15.89	16.02	15.97	15.93	15.88	16.79
Tangible book value per share*	15.54	15.67	15.62	15.58	15.53	16.33
COMMON STOCK
Shares issued and outstanding	19,439,167	19,438,290	19,421,900	19,395,675	19,388,797	14,779,711
OTHER FINANCIAL DATA
Investment securities	$268,153	$258,436	$262,525	$240,844	$247,108	$241,693
Loans held for sale	37,204	37,348	35,194	34,868	25,615	25,586
Noncovered portfolio loans	2,156,096	2,241,080	2,331,293	2,412,796	2,475,348	2,516,397
Total noncovered loans	2,193,300	2,278,428	2,366,487	2,447,664	2,500,963	2,541,983
Covered portfolio loans	46,153	49,117	53,628	60,558	68,006	76,909
Total assets	2,660,495	2,779,028	2,820,541	2,905,275	3,010,835	3,074,923
Total deposits	2,094,236	2,218,571	2,252,728	2,345,648	2,444,939	2,554,165
Other borrowings	96,682	85,332	94,602	82,506	93,036	103,620
Subordinated debentures	81,963	81,963	81,963	81,963	81,963	81,963
Total shareholders’ equity	376,930	379,350	377,812	376,576	375,319	315,341
Mortgage servicing portfolio	283,083	281,271	278,146	261,266	249,632	241,224
INTANGIBLE ASSET DATA
Goodwill	$6,811	$6,811	$6,811	$6,811	$6,811	$6,811
Core deposit intangible	3,285	3,420	3,557	3,693	3,830	3,967
Mortgage servicing rights	1,781	1,718	1,810	1,661	1,589	1,603
Nonmortgage servicing rights	3	3	4	4	5	5

Total intangible assets	$11,880	$11,952	$12,182	$12,169	$12,235	$12,386

Intangible amortization expense	$222	$361	$402	$392	$350	$359

Continued

*	This is a Non-GAAP based financial measure.

SOUTHWEST BANCORP, INC. UNAUDITED QUARTERLY SUMMARY FINANCIAL DATA	Table 6 Continued

	2011			2010
(Dollars in thousands, except per share)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

LOAN COMPOSITION
Noncovered
Real estate mortgage:
Commercial	$1,262,753	$1,302,164	$1,310,464	$1,271,278	$1,251,709	$1,230,009
One-to-four family residential	87,407	87,286	89,800	109,980	106,814	111,185
Real estate construction
Commercial	372,576	403,635	441,265	527,773	589,590	630,472
One-to-four family residential	26,400	26,758	27,429	30,527	35,129	34,996
Commercial	404,229	416,392	452,626	463,132	471,004	487,074
Installment and consumer:
Guaranteed student loans	5,600	5,700	5,843	5,960	7,389	10,199
Other	34,335	36,493	39,060	39,014	39,328	38,048

Total noncovered loans, including held for sale	2,193,300	2,278,428	2,366,487	2,447,664	2,500,963	2,541,983
Less allowance for loan losses	(54,575)	(61,285)	(65,229)	(72,418)	(67,055)	(65,168)

Total noncovered loans, net	$2,138,725	$2,217,143	$2,301,258	$2,375,246	$2,433,908	$2,476,815

Covered
Real estate mortgage:
Commercial	$26,976	$28,929	$30,997	$33,428	$36,107	$37,487
One-to-four family residential	8,113	8,192	9,122	10,071	10,277	10,843
Real estate construction
Commercial	6,001	6,144	6,840	7,464	8,190	11,173
One-to-four family residential	172	281	439	1,823	3,853	5,273
Commercial	4,461	5,021	5,554	6,816	8,487	10,807
Installment and consumer:	430	550	676	956	1,092	1,326

Total covered loans	$46,153	$49,117	$53,628	$60,558	$68,006	$76,909

DEPOSIT COMPOSITION
Non-interest bearing demand	$389,027	$369,013	$377,182	$329,655	$326,721	$317,896
Interest-bearing demand	124,346	112,731	92,584	86,153	102,218	119,757
Money market accounts	465,269	486,770	495,253	518,422	510,549	506,659
Savings accounts	29,586	28,440	26,665	25,556	25,321	25,871
Time deposits of $100,000 or more	570,116	669,817	694,565	795,303	861,110	944,871
Other time deposits	515,892	551,800	566,479	590,559	619,020	639,111

Total deposits**	$2,094,236	$2,218,571	$2,252,728	$2,345,648	$2,444,939	$2,554,165

LOANS BY SEGMENT
Oklahoma banking	$834,189	$838,006	$871,393	$890,598	$914,004	$926,870
Texas banking	911,134	953,123	982,845	1,024,863	1,041,228	1,063,511
Kansas banking	260,431	272,685	289,642	309,240	329,157	342,596
Other states banking	196,495	226,383	241,041	248,653	258,965	260,329

Subtotal	2,202,249	2,290,197	2,384,921	2,473,354	2,543,354	2,593,306
Secondary market	37,204	37,348	35,194	34,868	25,615	25,586

Total loans	$2,239,453	$2,327,545	$2,420,115	$2,508,222	$2,568,969	$2,618,892

NET INCOME (LOSS) BY SEGMENT
Oklahoma banking	$5,290	$3,435	$4,205	$3,399	$4,387	$2,857
Texas banking	1,575	1,079	4,001	(1,801)	757	1,685
Kansas banking	971	131	293	(306)	940	(322)
Other states banking	(9,039)	(924)	(3,674)	494	(477)	1,750

Subtotal	(1,203)	3,721	4,825	1,786	5,607	5,970
Secondary market	127	(13)	444	173	83	310
Other operations	(1,894)	(1,247)	(961)	1,914	(1,279)	(1,908)

Net income (loss)	$(2,970)	$2,461	$4,308	$3,873	$4,411	$4,372

OFFICES AND EMPLOYEES
FTE Employees	437	424	432	440	447	455
Branches	23	23	23	23	23	24
Loan production offices	2	2	2	2	2	2
Assets per employee	$6,088	$6,554	$6,529	$6,603	$6,736	$6,758

**	Calculation of Non-brokered Deposits and Core Funding (Non-GAAP Financial Measures)

Total deposits	$2,094,236	$2,218,571	$2,252,728	$2,345,648	$2,444,939	$2,554,165
Less:
Brokered time deposits	52,407	122,124	145,240	226,238	279,027	359,571
Other brokered deposits	105,392	112,033	117,532	129,096	126,643	124,969

Non-brokered deposits	$1,936,437	$1,984,414	$1,989,956	$1,990,314	$2,039,269	$2,069,625

Plus:
Sweep repurchase agreements	30,636	27,214	26,492	22,211	22,700	33,192

Core funding	$1,967,073	$2,011,628	$2,016,448	$2,012,525	$2,061,969	$2,102,817

Balance sheet amounts are as of period end unless otherwise noted.

SOUTHWEST BANCORP, INC. UNAUDITED QUARTERLY SUPPLEMENTAL ANALYTICAL DATA	Table 7

	2011		2010
(Dollars in thousands, except per share)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

PERFORMANCE RATIOS
Return on average assets (annualized)	(0.43)%	0.35%	0.59%	0.52%	0.58%	0.57%
Return on average common equity (annualized)	(5.11)	1.81	4.11	3.57	4.64	5.42
Return on average tangible common equity (annualized)*	(5.22)	1.85	4.21	3.65	4.75	5.58
Net interest margin (annualized)	3.79	3.78	3.82	3.63	3.65	3.59
Total dividends declared to net income	(29.46)	35.56	20.31	22.59	19.84	20.02
Effective tax rate	54.53	38.40	38.31	28.02	38.29	39.19
Efficiency ratio	52.40	54.50	54.13	47.02	51.97	49.25
NONPERFORMING ASSETS
Noncovered
Nonaccrual loans	$151,135	$134,934	$106,566	$135,209	$111,871	$97,858
90 days past due and accruing	43	529	517	452	333	4

Total nonperforming loans	151,178	135,463	107,083	135,661	112,204	97,862
Other real estate	38,956	41,067	37,722	35,723	27,634	18,809

Total nonperforming assets	$190,134	$176,530	$144,805	$171,384	$139,838	$116,671

Performing restructured	$3,191	$2,166	$2,177	$5,334	$5,525	$5,650

Potential problem loans	$291,171	$217,406	$233,140	$236,844	$242,217	$275,912

Covered
Nonaccrual loans	$9,800	$9,809	$10,806	$7,906	$14,504	$16,192
90 days past due and accruing	—	—	—	1,871	130	356

Total nonperforming loans	9,800	9,809	10,806	9,777	14,634	16,548
Other real estate	3,806	4,016	4,187	4,448	4,352	4,489

Total nonperforming assets	$13,606	$13,825	$14,993	$14,225	$18,986	$21,037

Potential problem loans	$2,731	$3,444	$3,495	$6,413	$6,184	$6,620

ALLOWANCE ACTIVITY
Balance, beginning of period	$61,285	$65,229	$72,418	$67,055	$65,168	$62,413
Charge offs	27,562	13,392	14,720	7,006	6,168	6,545
Recoveries	712	398	266	381	279	769

Net charge offs	26,850	12,994	14,454	6,625	5,889	5,776
Provision for loan losses	20,140	9,050	7,265	11,988	7,776	8,531

Balance, end of period	$54,575	$61,285	$65,229	$72,418	$67,055	$65,168

ASSET QUALITY RATIOS
Net loan charge-offs to average portfolio loans (annualized)	4.76%	2.25%	2.35%	1.05%	0.92%	0.90%
Noncovered
Nonperforming assets to portfolio loans and other real estate	8.66%	7.74%	6.11%	7.00%	5.59%	4.60%
Nonperforming loans to portfolio loans	7.01	6.04	4.59	5.62	4.53	3.89
Allowance for loan losses to portfolio loans	2.53	2.73	2.80	3.00	2.71	2.59
Allowance for loan losses to nonperforming loans	36.10	45.24	60.91	53.38	59.76	66.59
Covered
Nonperforming assets to portfolio loans and other real estate	27.23%	26.02%	25.93%	21.88%	26.24%	25.84%
Nonperforming loans to portfolio loans	21.23	19.97	20.15	16.14	21.52	21.52
CAPITAL RATIOS
Average total shareholders’ equity to average assets	13.98%	13.57%	13.24%	12.85%	11.78%	10.18%
Leverage ratio	16.25	15.95	15.55	14.96	14.48	12.32
Tier 1 capital to risk-weighted assets	18.93	18.49	17.78	17.17	16.50	14.00
Total capital to risk-weighted assets	20.20	19.77	19.06	18.45	17.78	15.28
Tangible common equity to tangible assets***	11.38	10.99	10.78	10.43	10.02	7.87
REGULATORY CAPITAL DATA
Tier I capital	$444,106	$447,803	$445,966	$442,188	$438,973	$381,280
Total capital	473,950	478,713	477,930	475,040	472,971	415,955
Total risk adjusted assets	2,346,596	2,421,752	2,507,867	2,574,746	2,659,886	2,722,628
Average total assets	2,733,561	2,807,518	2,867,114	2,955,779	3,032,328	3,094,756

*	This is a Non-GAAP based financial measure.

***	Calculation of Tangible Capital to Tangible Assets (Non-GAAP Financial Measure)

Total shareholders’ equity	$376,930	$379,350	$377,812	$376,576	$375,319	$315,341
Less:
Goodwill	6,811	6,811	6,811	6,811	6,811	6,811
Preferred stock	68,084	67,902	67,724	67,548	67,375	67,205

Tangible common equity	$302,035	$304,637	$303,277	$302,217	$301,133	$241,325

Total assets	$2,660,495	$2,779,028	$2,820,541	$2,905,275	$3,010,835	$3,074,923
Less goodwill	6,811	6,811	6,811	6,811	6,811	6,811

Tangible assets	$2,653,684	$2,772,217	$2,813,730	$2,898,464	$3,004,024	$3,068,112

Tangible common equity to tangible assets	11.38%	10.99%	10.78%	10.43%	10.02%	7.87%
Balance sheet amounts and ratios are as of period end unless otherwise noted.